Exhibit 3(i)


                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  E-Z-EM, INC.


     This Restated Certificate of Incorporation of E-Z-EM, Inc. (the "Company") has been duly executed and is being filed by the Company to restate its Certificate of Incorporation, which was originally filed on August 5, 1983, with the Secretary of State of the State of Delaware (the "Certificate"). The Restated Certificate of Incorporation, which was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware, only restates and integrates and does not further amend the provisions of the Company's Certificate as theretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

     The Certificate is hereby restated in its entirety to read as follows:

     1. NAME. The name of the corporation is E-Z-EM, Inc. (the "Company").

     2. REGISTERED OFFICE AND AGENT. The address of the Company's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     3. PURPOSE. The purposes for which the Company is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware and to possess and exercise all of the powers and privileges granted by such law and any other law of Delaware.

     4. AUTHORIZED CAPITAL. The total number of shares of all classes of capital stock that the Company shall have authority to issue shall be 19,000,000, consisting of 1,000,000 shares of preferred stock, $.10 per share ("Preferred Stock"), and 18,000,000 shares of common stock, consisting of 12,000,000 shares of Class A Common Stock, par value $0.10 per share ("Class A Common Stock"), and 6,000,000 shares of Class B Common Stock, par value $0.10 per share ("Class B Common Stock" and, together with the Class A Common Stock, "Common Stock").

          4.1. TERMS OF THE CLASS A COMMON STOCK AND CLASS B COMMON STOCK. The powers, preferences and rights of the Class A Common Stock and the Class B Common Stock, and the qualifications, limitations and restrictions thereof, shall be in all respects identical except as otherwise required by law or expressly provided in this Certificate of Incorporation, as amended.

          4.1.1. VOTING. Except as otherwise provided by the Board of Directors in fixing the voting rights as any series of Preferred Stock in accordance with
Section 4.2 of this Article 4 or as otherwise required by law or expressly provided in this Certificate of


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

Incorporation, voting power in the election of directors and for all other purposes shall be vested exclusively in the holders of Class A Common Stock, and each holder of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, no action may be taken without the affirmative vote of sixty-six percent (66%) of the outstanding shares of Class A Common Stock with respect to any (i) amendment of this Certificate of Incorporation, (ii) reduction of capital, (iii) merger or consolidation of the Company with one or more other corporations, (iv) sale, conveyance, lease, mortgage, pledge, or exchange of all or substantially all of the Company's property or assets or (v) liquidation, dissolution, or winding up of the Company. The Class B Common Stock shall have no voting rights on any matters except as otherwise required by law or expressly provided in this Certificate of Incorporation.

          4.1.2. DIVIDENDS AND OTHER DISTRIBUTIONS. The record holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Company as may be declared thereon by the Board of Directors out of funds legally available therefor. Each share of Class A Common Stock and each share of Class B Common Stock shall have identical rights with respect to dividends and distributions (including distributions in connection with any recapitalization, and upon liquidation, dissolution or winding up of the Company); provided that, in the case of cash dividends, the payment per share of Class B Common Stock may be higher (but in no event lower) than the payment per share of Class A Common Stock; and provided, further, that dividends or other distributions payable on Common Stock in shares of Common Stock shall be made to all holders of Common Stock and may be made only as follows: (i) in shares of Class B Common Stock to the record holders of Class A Common Stock and to the record holders of Class B Common Stock; or (ii) in shares of Class A Common Stock to the record holders in Class A Common Stock and in shares of Class B Common Stock to the record holders of Class B Common Stock.

          4.1.3. CONVERTIBILITY. Except as described below, neither the Class A Common Stock nor the Class B Common Stock shall be convertible into another class of Common Stock or any other security of the Company.

          (a) All outstanding shares of Class B Common Stock may be converted into shares of Class A Common Stock on a share-for-share basis by resolution of the Board of Directors if, as a result of the existence of the Class B Common Stock, either the Class A Common Stock or the Class B Common Stock is, or both are, excluded from quotation on the National Association of Securities Dealers, Inc. Automated Quotation System National Market System (the "NASDAQ/NMS") or, if such share are quoted on another national quotation system or listed on a national securities exchange, from trading on the principal national quotation system or principal national securities exchange on which such securities are traded.

          (b) All outstanding shares of Class B Common Stock shall be immediately converted into shares of Class A Common Stock on a share-for-share basis if at any time the number of outstanding shares of Class A Common Stock as reflected on the stock transfer records of the


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

Company falls below 10% of the aggregate number of outstanding shares of Common Stock. For purposes of the immediately preceding sentence, any shares of Common Stock repurchased or otherwise acquired by the Company and held as treasury shares shall not be deemed "outstanding" from and after the date of acquisition.

          (c) In the event of any conversion of the Class B Common Stock pursuant to subsection (a) or (b) of this Section 4.1.3, certificates that formerly represented outstanding shares of Class B Common Stock will thereafter be deemed to represent a like number of shares of Class A Common Stock and all shares of Common Stock authorized by this Certificate of Incorporation shall be deemed to be shares of Class A Common Stock.

          4.1.4. CLASS B PROTECTION. (a) If at any time after the effective time of this amendment of Article 4 (the "Effective Time") either (i) any person or group acquires (other than upon issuance or sale by the Company, by operation of law, by will or the laws of descent and distribution, by gift, or by foreclosure of a bona fide loan) beneficial ownership of shares of Class A Common Stock constituting 10% or more of the then issued and outstanding shares of Class A Common Stock or (ii) any group is formed whose members have acquired after the Effective Time (other than upon issuance or sale by the Company, by operation of law, by will or the laws of descent and distribution, by gift, or by foreclosure of a bona fide loan) beneficial ownership of shares of Class A Common Stock constituting 10% or more of the then issued and outstanding shares of Class A Common Stock (any person or group making any such acquisition or any group so formed being hereafter referred to in this Section 4.1.4 as a "Significant Shareholder"), and such person or group does not at the time of such acquisition beneficially own shares of Class B Common Stock acquired after the time at which the Company shall have first made a distribution of one share of Class B Common Stock for each share of Class A Common Stock (hereafter referred to in this Section 4.1.4 as the "Distribution") constituting an equal or greater percentage of the then issued and outstanding shares of Class B Common Stock, such Significant Shareholder shall, within the 90-day period beginning the day after becoming a Significant Shareholder, commence a public cash tender offer to purchase additional shares of Class B Common Stock (a "Class B Protection Transaction") in accordance with this Section 4.1.4.

          (b) In a Class B Protection Transaction, the Significant Shareholder shall offer to purchase for cash from the holders of the Class B Common Stock, pursuant to a public tender offer that is in compliance with all applicable laws and regulations, at the price determined pursuant to the formula set forth in subsection (d) of this Section 4.1.4, that number of additional shares of Class B Common Stock (the "Additional Shares") determined by (i) multiplying (x) the percentage of issued and outstanding shares of Class A Common Stock that were beneficially owned by such person or group on the date (the "Trigger Date") on which such person or group became a Significant Shareholder and acquired by such Significant Shareholder after the Effective Time by (y) the number of shares of Class B Common Stock issued and outstanding on the Trigger Date and (ii) subtracting from such product the number of shares of Class B Common Stock that were beneficially owned by such Significant Shareholder on the Trigger Date and acquired by such Significant Shareholder after the Distribution


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

(including shares acquired on the Trigger Date at or prior to the time such person or group became a Significant Shareholder). The Significant Shareholder shall purchase all shares validly tendered in such Class B Protection Transaction and not withdrawn; provided, however, that if the number of shares of Class B Common Stock so tendered and not withdrawn exceeds the number of shares required to be purchased pursuant to the formula set forth above in this subsection (b), the number of shares of Class B Common Stock purchased from each tendering holder shall be pro rata in proportion to the total number of shares of Class B Common Stock so tendered and not withdrawn by all tendering holders.

          (c) A Class B Protection Transaction shall also be effected by any Significant Shareholder that acquires, or joins a group whose members (after giving effect to such joining) have since the Effective Time acquired, beneficial ownership of additional shares of Class A Common Stock (other than upon issuance of sale by the Company, by operation of law, by will or the laws of descent and distribution, by gift, or by foreclosure of a bona fide loan) if
(i) such additional acquisition or joining results in such Significant Shareholder beneficially owning shares of Class A Common Stock acquired after the Effective Time representing the next higher integral multiple of 5% (e.g., 15%, 20%, 25%, etc.) of the total number of shares of Class A Common Stock issued and outstanding on the date of such acquisition or joining (a "Subsequent Trigger Date") and (ii) such Significant Shareholder (after giving effect to such joining, if any) does not on such Subsequent Trigger Date beneficially own shares of Class B Common Stock acquired after the Distribution constituting an equal or greater percentage of the total number of shares of Class B Common Stock issued and outstanding on such Subsequent Trigger Date. Such Significant Shareholder shall be required to offer to purchase, through a public cash tender offer that is in compliance with all applicable laws and regulations, that number of Additional Shares determined by (i) multiplying (x) the percentage of issued and outstanding shares of Class A Common Stock that were beneficially owned by such Significant Shareholder on such Subsequent Trigger Date and acquired by such Significant Shareholder after the Effective Time by (y) the number of shares of Class B Common Stock issued and outstanding on such Subsequent Trigger Date and (ii) subtracting from such product the number of shares of Class B Common Stock that were beneficially owned by such Significant Shareholder on such Subsequent Trigger Date and acquired by such Significant Shareholder after the Distribution (including shares acquired on such Subsequent Trigger Date at or prior to the time such Significant Shareholder acquired the shares of Class A Common Stock resulting in ownership of the applicable higher integral multiple of 5%). Such Significant Shareholder shall purchase all shares validly tendered and not withdrawn, or a pro rata portion thereof as specified in subsection (b) of this Section 4.1.4, at the price determined pursuant to the formula set forth in subsection (d) of this Section 4.1.4, even if a previous Class B Protection Transaction resulted in fewer shares of Class B Common Stock being purchased than the previous tender offer included.

          (d) The offer price for any shares of Class B Common Stock to be purchased by a Significant Shareholder pursuant to a Class B Protection Transaction shall be the greater of (i) the highest price per share paid by such Significant Shareholder for any share of Class A Common Stock in the six-month period ending on the applicable Trigger


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

Date or Subsequent Trigger Date, as the case may be, and (ii) the highest bid price of a share of Class A Common Stock or Class B Common Stock (whichever is higher) on the NASDAQ/NMS (or such other quotation system or securities exchange constituting the principal trading market for either class of Common Stock) on such Trigger Date or Subsequent Trigger Date, as the case may be. In the event that the Significant Shareholder has acquired shares of Class A Common Stock during such six-month period for consideration other than cash, the value of such consideration per share shall be as determined in good faith by the Board of Directors.

          (e) A Class B Protection Transaction shall be deemed to have been effected by making the requisite public cash tender offer and purchasing (after proration, if applicable) all shares that have been validly tendered into such tender offer and not withdrawn, even if the number of shares purchased is less than the number of shares included in such tender offer.

          (f) If any Significant Shareholder fails either to make a public cash tender offer as provided in by this Section 4.1.4 or to purchase (after proration, if applicable), all shares validly tendered into such tender offer and not withdrawn, such Significant Shareholder shall not be entitled to vote any shares of Class A Common Stock beneficially owned by such Significant Shareholder and acquired by such Significant Shareholder after the Effective Time unless and until either (i) the provisions of this Section 4.1.4 are complied with or (ii) all shares of Class A Common Stock whose acquisition after the Effective Time resulted in the occurrence of a Trigger Date or Subsequent Trigger Date are no longer beneficially owned by such Significant Shareholder. To the extend that the voting power of any shares of Class A Common Stock is so suspended, such shares shall not be included in the determination of aggregate voting shares for any purpose under this Certificate of Incorporation or applicable law.

          (g) Neither a Trigger Date nor a Subsequent Trigger Date shall be deemed to have occurred in the event of any increase in percentage ownership of Class A Common Stock resulting solely from a change in the total amount of Class A Common Stock outstanding; provided that any acquisition by any person or group occurring after such change shall be subject to any Class B Protection Transactions provisions that would otherwise apply pursuant to this Section 4.1.4.

          (h) All calculations with respect to percentage ownership of issued and outstanding shares of either class of Common Stock shall be based upon the numbers of issued and outstanding shares reported by the company on the last filed of the Company's: (i) most recent Annual Report on Form 10-K; (ii) most recent Quarterly Report on Form 10-Q; or (iii) most recent Current Report on Form 8-K, if any.

          (i) In the event of an acquisition of Class A Common Stock by the Company, acquired shares shall be considered issued and outstanding for purposes of determining the Company's obligations under this Section 4.1.4.

          (j) For purposes of this Section 4.1.4: (i) the meanings of the terms "beneficially own" and "beneficial ownership" shall be determined pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor


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

provision; (ii) whether a "group" has been formed or exists shall be determined in accordance with Rule 13d-5(b) promulgated under the Exchange Act, or any successor provision; (iii) the term "person" shall mean any individual, partnership, joint venture, corporation, trust, incorporated organization, government or governmental department or agency, or any other individual or entity that would be deemed a "person" under Section 13(d)(3) of the Exchange Act, or any successor provision; and (iv) shares of Class A Common Stock that were acquired by a person or group beneficially owning shares of common stock of the Company immediately prior to the Effective Time solely by virtue of the reclassification of such shares into shares of Class A Common Stock at the Effective Time shall not constitute shares of Class A Common Stock acquired after the Effective Time. Shares of Class B Common Stock that were acquired by a person or group beneficially owning shares of Class A Common Stock on the record date for the Distribution pursuant to the Distribution shall not constitute shares of Class B Common Stock acquired after the Distribution.

          4.1.5. MERGER AND CONSOLIDATION. In the event of a merger or consolidation of the Company with or into another entity (whether or not the Company is the surviving entity), the holders of Class B Common Stock shall be entitled to receive the same amount and form of consideration per share as the per-share consideration, if any, received by any holder of the Class A Common Stock in such merger or consolidation.

          4.1.6. SUBDIVISION OF SHARES. If the Company shall in any manner split, subdivide or combine the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class of Common Stock shall be proportionally split, subdivided or combined in the same manner and on the same basis as the outstanding shares of the other class of Common Stock have been split, subdivided or combined.

          4.1.7. POWER TO SELL AND PURCHASE SHARES. The Board of Directors shall have the power to cause the Company to issue and sell all or any part of any class of stock herein or hereafter authorized to such persons, firms, associations or corporations, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. The Board of Directors shall have the power to cause the Company to purchase, out of funds legally available therefor, any class of stock herein or hereafter authorized from such persons, firms, associations or corporations, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

          4.1.8. INCREASE OR DECREASE IN NUMBER OF SHARES. The number of authorized shares of Class B Common Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of sixty-six percent (66%) of the outstanding shares of the Class A Common Stock.

          4.2. PREFERRED STOCK. The Board of Directors shall have the power by resolution to (i) provide for the issuance of shares of


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Preferred Stock in series, (ii) determine the number of shares in any such series and (iii) fix the designations, preferences, qualifications, limitations, restrictions, and special or relative rights to the Preferred Stock or any series thereof.

     5. TERM. The Company is to have perpetual existence.

     6. BYLAWS. The bylaws of the Company may be altered, amended or repealed by the vote of a majority of all the directors or by the vote of holders of a majority of the outstanding stock entitled to vote.

     7. LIMITATION OF LIABILITY. No director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 26th day of October, 1992.


                                      E-Z-EM, Inc.


                                      /s/ Daniel Martin
                                     ----------------------------------
                                      Daniel Martin
                                      President and Chief Operating
                                      Officer


 ATTEST:


 /s/ W. Philip Van Kirk
-----------------------------------
 W. Philip Van Kirk
 Secretary




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                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                  E-Z-EM, INC.

                Under Section 242 of the General Corporation Law

================================================================================


     It is hereby certified that:

     1. The name of the corporation is E-Z-EM, Inc. (the "Company").

     2. The Restated Certificate of Incorporation of the Company (the "Restated Certificate of Incorporation") is hereby amended in accordance with the following resolution:

          RESOLVED, that the First paragraph of Article 4 of the Restated Certificate of Incorporation of the Company is hereby amended to read in its entirety as follows:

          "4. AUTHORIZED CAPITAL. The total number of shares of all classes of capital stock that the Company shall have authority to issue shall be 17,000,000, consisting of 1,000,000 shares of preferred stock, $.10 par value per share ("Preferred Stock"), and 16,000,000 shares of common stock, consisting of 6,000,000 shares of Class A Common Stock, $.10 par value per share ("Class A Common Stock") and 10,000,000 shares of Class B Common Stock, $.10 par value per share ("Class B Common Stock" and together with the Class A Common Stock, "Common Stock")."

     3. This Amendment of the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, we have hereunto set our hands this 11th day
of December, 1995.                                           ----


                                      E-Z-EM, Inc.


                                      /s/ Dennis J. Curtin
                                     ----------------------------------
                                      By:  Dennis J. Curtin
                                      Title:  Vice President - Finance


 ATTEST:


 /s/ Terry S. Zisowitz
-----------------------------------
 By:  Terry S. Zisowitz
 Title:  Vice President - Legal and
 Regulatory Affairs

                           CERTIFICATE OF AMENDMENT TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  E-Z-EM, INC.


     E-Z-EM, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation") hereby certifies that:

FIRST:  The name of the Corporation is E-Z-EM, Inc.

SECOND: This Certificate of Amendment to the Certificate of Incorporation amends the Certificate of Incorporation by replacing Section 4.1.1 in connection with amending certain supermajority voting provisions.

THIRD: The Board of Directors of the Corporation, at a duly convened meeting of the directors of the Corporation, duly adopted resolutions proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation of the Corporation:

     RESOLVED, that the Company's Board of Directors believes that it is in the best interests of the Company to amend the second sentence of Section 4.1.1 to read in its entirety as follows:

     4.1.1 VOTING. Except as otherwise provided by the Board of Directors in fixing the voting rights of any series of Preferred Stock in accordance with Section 4.2 of this Article 4 or as otherwise required by law or expressly provided in this Certificate of Incorporation, voting power in the election of directors and for all other purposes shall be vested exclusively in the holders of Class A Common Stock, and each holder of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held. Notwithstanding anything to the contrary contained in this Certificate of Incorporation and subject to applicable voting requirements of the Delaware General Corporation Law, no action may be taken without the affirmative vote or sixty-six percent (66%) of the shares of the Class A Common Stock actually being voted in connection with any (i) amendment of this Certificate of Incorporation, (ii) reduction of capital,
     (iii) merger or consolidation of the Company with one or more other corporations, (iv) sale, conveyance, lease, mortgage, pledge, or exchange of all or substantially all of the Company's property or assets or (v) liquidation, dissolution, or winding up of the Company. The Class B Common Stock shall have no voting rights on any matters except as otherwise required by law or expressly provided in this Certificate of Incorporation.

FOURTH: In accordance with the applicable provisions of Sections 141, 222 and 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of the Certificate of Incorporation was duly adopted and recommended for stockholder approval at a meeting of the Board of Directors and was duly approved and adopted by the required vote of the Corporation's shareholders at a duly held meeting of shareholders held March 5, 1997.


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IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its President and Chief Executive Officer this 9th day of May, 1997.


                                      /s/ Daniel R. Martin
                                     ----------------------------------
                                      Daniel R. Martin
                                      President and Chief Executive
                                      Officer











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